COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

290 Congress Street

Boston, MA 02210

Columbia Acorn Trust

71 S. Wacker Drive

Suite 2500

Chicago, Illinois 60606

May 1, 2022

Ladies and Gentlemen:

Columbia Management Investment Services Corp. (“CMIS”), hereby contractually undertakes as of the date hereof to waive a portion of the transfer agent and sub-transfer agency fees (together, “Combined TA Fees”) that would otherwise be payable to CMIS under the Transfer, Dividend Disbursing and Shareholders’ Servicing Agreement dated as of May 1, 2012 between the Columbia Acorn Trust (the “Trust,” and each series thereof a “Fund,” and together the “Funds”), on behalf of the Funds, and CMIS (the “Transfer Agent Agreement”) and the Side Letter Agreement between the Trust and CMIS dated as of July 1, 2017 relating to the Transfer Agent Agreement, such that through April 30, 2023, the annual Combined TA Fees paid by:

(a)

Columbia Acorn International shall not exceed 0.04% of the average daily net assets of the Fund attributable to Class Institutional 2 Shares of the Fund and 0.00% of the average daily net assets of the Fund attributable to Class Institutional 3 Shares of the Fund;

(b)	Columbia Acorn USA shall not exceed 0.08% of the average daily net assets of the Fund attributable to each share class of the Fund other than Class Institutional 2 and Class Institutional 3; and

(c)

Columbia Acorn European Fund shall not exceed 0.03% of the average daily net assets of the Fund attributable to Class Institutional 2 Shares of the Fund and 0.00% of the average daily net assets of the Fund attributable to Class Institutional 3 Shares of the Fund.

This agreement may not be modified or terminated without the approval of the Fund’s Board of Trustees. This undertaking shall be binding upon any successors and assignees of CMIS.

Very truly yours,

COLUMBIA MANAGEMENT INVESTMENT SERVICES, CORP.

By:	/s/ Christie M. Wiley
Name: Christie M. Wiley
Title: Vice President

Agreed and accepted by

COLUMBIA ACORN TRUST

By:	/s/ Daniel J. Beckman
Name: Daniel J. Beckman
Title: President